Exhibit 2.1

SHARE PURCHASE AGREEMENT

This Agreement is made as of January 11, 2017 between

PHM Logistics Corporation,
a corporation formed under the laws of the State of Nevada, USA (the “Vendor”), and an indirect wholly owned subsidiary of Patient Home Monitoring Corp., a corporation existing under the laws of the Province of British Columbia, Canada (the “Parent”)

and

Viemed, Inc.,
a corporation formed under the laws of the State of Delaware, USA, and wholly owned subsidiary of Vendor (the “Purchaser”, and together with the Vendor, the “Parties”)

RECITALS

A.           The Vendor is the registered and beneficial owner of the Purchased Shares.

B.           The Vendor wishes to sell and the Purchaser wishes to acquire, all right, title and interest of the Vendor in and to the Purchased Shares in consideration for the issuance to the Vendor of the Issued Shares.

C.           The purchase and sale of the Purchased Shares is being conducted in connection with a reorganization of the Parent by way of a Plan of Arrangement (the “Arrangement”) under section 288 of the Business Corporations Act (British Columbia) to be completed pursuant to the terms of an Arrangement Agreement between the Parent and Viemed Healthcare, Inc. dated the date hereof (the “Arrangement Agreement”).

D.          The Vendor and the Purchaser intend that the purchase and sale of the Purchased Shares shall constitute a contribution of the Purchased Shares by the Vendor to the capital of the Purchaser for U.S. federal income tax purposes, and shall qualify as a nonrecognition transaction under section 351 of the U.S. Internal Revenue Code of 1986, as amended.

For value received, the Parties agree as follows.

SECTION 1 – INTERPRETATION

1.1	Definitions.

In this Agreement:

(a)	“Agreement” means this share purchase agreement, as amended, supplemented or restated from time to time, and all schedules to this agreement.

(b)
“Applicable Law”, means, in respect of any Person, property, transaction, event or other matter, any present or future law, statute, regulation, code, ordinance, principle of common law or equity, municipal by-law, treaty or Order, domestic or foreign, applicable to that Person, property, transaction, event or other matter and, whether or not having the force of law, all applicable requirements, requests, official directives, rules, consents, approvals, authorizations, guidelines and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction, event or other matter and regarded by such Governmental Authority as requiring compliance.

(c)
“Business” means the business of providing healthcare services for sleep apnea sufferers and chronic respiratory failure patients and providing home based sleep apnea diagnosis for sleep apnea sufferers as now conducted by the Corporations.

(d)	“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the State of Louisiana for the transaction of banking business.

(e)	“Closing Date” means one Business Day prior to the effective date of the Arrangement, or such other date as may be agreed by the Parties.

(f)
“Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person (other than the Corporations) which is provided for or required in respect of or pursuant to the terms of any contract in connection with the sale of the Purchased Shares to the Purchaser on the terms contemplated in this Agreement, to permit the Corporations to carry on the Business after the Closing Date or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

(g)	“Corporations” means Sleep Management, L.L.C. and Home Sleep Delivered, L.L.C., each a limited liability company subsisting under the laws of the State of Louisiana, USA.

(h)	“Effective Time” means such time on the Closing Date as may be agreed by the Parties.

(i)
“Encumbrance” means any charge, mortgage, lien, pledge, claim, restriction, security interest or other encumbrance whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights and shall be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights and whether or not they constitute specific or floating charges as those terms are understood under the laws of the State of Nevada and the United States of America.

(j)
“Good Standing”, when used in reference to a corporation or limited liability company, denotes that such corporation or limited liability company has not been discontinued or dissolved under the laws of its incorporating or organizing jurisdiction, that no steps or proceedings have been taken to authorize or require such discontinuance or dissolution and that such corporation or limited liability company has submitted all notices or returns of corporate or limited liability company information and all other filings required by Applicable Law to be submitted by it to any Governmental Authority.

(k)
“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government department, body, ministry, agency, tribunal, commission, board, court, bureau or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

(l)	“Issued Shares” means 2,000 shares of common stock of the Purchaser.

(m)
“Licence” means any licence, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, the Corporations by any Governmental Authority.

(n)	“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

(o)	“Ordinary Course of Business” means the ordinary and usual course of the routine daily affairs of the Business, consistent with past practice.

(p)
“Person” is to be broadly interpreted and includes an individual, a partnership, a corporation, a trust, a joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature and the executors, administrators, or other legal representatives of an individual in such capacity.

(q)	“Purchase” means the transaction of purchase and sale of the Purchased Shares contemplated by this Agreement.

(r)	“Purchased Shares” means 100% of the issued and outstanding equity interests of each of the Corporations, all of which are owned by the Vendor.

(s)
“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any Person pursuant to Applicable Law or under the terms of any Licence or the conditions of any Order in connection with the sale of the Purchased Shares to the Purchaser on the terms contemplated in this Agreement, to permit the Corporations to carry on the Business after the Closing Date or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

(t)	“Viemed Purchase Agreement” means the Asset Purchase Agreement between the Parent and Viemed Healthcare, Inc. dated the date hereof entered into in connection with the Arrangement.

SECTION 2 – PURCHASE AND SALE

2.1
Purchased Shares. Subject to the terms and conditions of this Agreement, the Vendor agrees to sell and the Purchaser agrees to acquire all right, title and interest of the Vendor in and to the Purchased Shares as of the Effective Time.

2.2
Purchase Price. The purchase price for the Purchased Shares is the fair market value of such shares as of the Effective Time, which the Parties have determined to be equal to the fair market value of the Newco Shares (as such term is defined in the Arrangement Agreement) received on the transaction contemplated herein (“Purchase Price”).

2.3
Payment of Purchase Price. The Purchaser shall satisfy the Purchase Price for the Purchased Shares by issuing to the Vendor the Issued Shares, such shares to be issued as fully paid and non-assessable.

SECTION 3 – CLOSING

3.1	Closing. The completion of the Purchase shall take place at the Effective Time at such address as the Parties may agree.

3.2
Closing Procedures. Subject to the satisfaction or waiver by the relevant Party of the conditions of closing set forth in Section 6, at the completion of the Purchase, the Vendor and the Purchaser shall each deliver to the other Party, a certificate or certificates representing the Purchased Shares and the Issued Shares, respectively, duly endorsed for transfer.

SECTION 4 – REPRESENTATIONS AND WARRANTIES OF VENDOR

The Vendor represents and warrants to the Purchaser, and acknowledges that the Purchaser is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase, that effective as of the date of this Agreement and as of the Closing Date:

4.1	Purchased Shares.

(a)
Authorized and Issued Share Capital.  The authorized capital of the Corporations consists of: (i) an unlimited amount of membership interests of Sleep Management, L.L.C., of which all such membership interests are held by the Vendor and have been duly issued in accordance with Applicable Law and are outstanding as fully paid and non-assessable membership units; and (ii) 1,000,000 units of Home Sleep Delivered, L.L.C., of which 100 units have been duly issued to the Vendor in accordance with Applicable Law and are outstanding as fully paid and non-assessable units. No securities of the Corporations have been issued in violation of any Applicable Law, the constating documents of the Corporations or the terms of any shareholders’ agreement or any agreement to which either of the Corporations is a party or by which it is bound. The Corporations have not issued or authorized the issue of any equity interests except the Purchased Shares;

(b)
Title to Shares. The Vendor has a valid right, title and interest in and to, and legally and beneficially owns and controls, the Purchased Shares with a good and marketable title thereto free and clear of any liens, pledges, mortgages, charges, Encumbrances and other security interests, adverse claims or claims of others;

(c)
No Other Purchase Agreement.  No Person or third party has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including a right of conversion or exchange attached to convertible securities, warrants or convertible obligations of any nature, for:

1)	the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued equity interests in the capital of a Corporation or any securities of a Corporation;

2)	the purchase or other acquisition from the Vendor of any of the Purchased Shares; or

3)	the purchase or other acquisition from a Corporation of any of its undertaking, property or assets, other than in the Ordinary Course of Business;

There are no restrictions of any kind on the transfer of any of the Purchased Shares except those set out in the constating documents of the Corporations;

(d)
No Order or Injunction.  There is not now any order, injunction, decree, statute, rule, regulation, agreement or other instrument binding upon the Vendor that will be violated by the execution and delivery of this Agreement or will prevent the performance or satisfaction by the Vendor of any term or condition contained in this Agreement; and

(e)
Approvals.  All governmental, regulatory, corporate and other consents and approvals necessary or appropriate required by the Vendor or the Corporations in respect of the transfer of the Purchased Shares have been obtained.

4.2	Corporate Matters.

(a)
Status and Capacity of the Corporations.  Each of the Corporations has been duly organized, is a subsisting limited liability company in Good Standing under the laws of the State of Louisiana, USA, and has the limited liability company power and capacity to own or lease its property and to carry on its business as now carried on in each jurisdiction in which it owns or leases property or carries on business;

(b)
Qualification of the Corporations.  Each of the Corporations is registered, licenced or otherwise qualified to carry on business and to own and operate its assets under the laws of the state of Louisiana and the United States of America, being the only jurisdictions in which the nature of the Business or the character, ownership or operation of the Corporations’ assets makes such registration, licensing or qualification necessary under Applicable Law;

(c)
Status and Capacity of Vendor.  The Vendor has been duly incorporated and organized, is a subsisting corporation in Good Standing under the laws of the state of Nevada, USA. The Vendor has the corporate power and capacity to own and to dispose of the Purchased Shares execute and to execute and deliver this Agreement and to consummate the Purchase and otherwise perform its obligations under this Agreement;

(d)
Authority of Vendor. The execution and delivery of this Agreement and the consummation of the transactions contemplated therein have been duly and validly authorized by all necessary corporate action on the part of the Vendor; and

(e)
Enforceability.  This Agreement has been duly and validly executed and delivered by the Vendor, is a legal, valid and binding obligation of the Vendor and is enforceable against the Vendor in accordance with its terms, subject to limitations on enforceability under applicable bankruptcy, insolvency, reorganization and other similar laws or rules of practice and procedure relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

SECTION 5 – REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Vendor, and acknowledges that the Vendor is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase, that effective as of the date of this Agreement and as of the Closing Date:

5.1
Status. The Purchaser has been duly incorporated and organized and is a subsisting corporation in Good Standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

5.2
Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser;

5.3
Enforceability. This Agreement has been duly and validly executed and delivered by the Purchaser, is a legal, valid and binding obligation of the Purchaser and is enforceable against the Purchaser in accordance with its terms, subject to limitations on enforceability under applicable bankruptcy, insolvency, reorganization and other similar laws or rules of practice and procedure relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity;

5.4
No Order or Injunction.  There is not now any order, injunction, decree, statute, rule, regulation, agreement or other instrument binding upon the Purchaser that will be violated by the execution and delivery of this Agreement or will prevent the performance or satisfaction by the Purchaser of any term or condition contained in this Agreement; and

5.5
Approvals. All governmental, regulatory, corporate and other consents and approvals necessary or appropriate required by the Purchaser in respect of the transfer of the Purchased Shares have been obtained.

SECTION 6 – CONDITIONS

6.1
Purchaser’s Conditions.  The obligations of the Purchaser under this Agreement are subject to the conditions set out in this 6.1, which are for the exclusive benefit of the Purchaser and all or any of which may be waived, in whole or in part, by the Purchaser in its sole discretion by notice given to the Vendor.  The Vendor shall take all actions, steps and proceedings as are reasonably within its control to cause each of such conditions to be fulfilled or performed at or before the time specified for closing:

(a)
Truth of Representation and Warranties.  All representations and warranties of the Vendor contained in this Agreement shall have been true in all material respects, except for representations and warranties that contain a materiality qualification which shall be true in all respects, as of the date of this Agreement and shall be true in all material respects, except for representations and warranties that contain a materiality qualification, which shall be true in all respects, as of the Closing Date with the same effect as though made on and as of that date (except to the extent that any representation or warranty is affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement, or otherwise consented to in writing by the Purchaser);

(b)
Vendor’s Obligations.  The Vendor shall have performed each of its obligations under this Agreement to the extent required to be performed on or before the Closing Date, including delivery of all documents, instruments and other items specified elsewhere in this Agreement;

(c)	Adverse Proceedings. No action or proceeding shall be pending or threatened which could reasonably be expected to enjoin, impair or prohibit the completion of the Purchase;

(d)
Concurrent Transactions.  Concurrently with the completion of the Purchase, all conditions precedent to the transactions contemplated by the Arrangement Agreement and the Viemed Purchase Agreement shall have been satisfied or waived by the applicable parties thereto;

(e)
Corporate Action.  All appropriate action of the directors, managers, shareholders, members and officers of the Corporations shall have been taken and all requisite consents and approvals shall have been obtained to transfer the Purchased Shares to the Purchaser; and

(f)	Approvals, Consents, etc. All Regulatory Approvals and Consents shall have been received and shall be absolute or on terms reasonably acceptable to the Purchaser.

6.2
Vendor’s Conditions. The obligations of the Vendor under this Agreement are subject to the conditions set out in this 6.2 which are for the exclusive benefit of the Vendor and all or any of which may be waived, in whole or in part, by the Vendor in its sole discretion by notice given to the Purchaser.  The Purchaser shall take all actions, steps and proceedings as are reasonably within its control to cause each of such conditions to be performed at or before the time specified for closing:

(a)
Truth of Representation and Warranties.  All representations and warranties of the Purchaser contained in this Agreement shall have been true in all material respects, except for representations and warranties that contain a materiality qualification, which shall be true in all respects, as of the date of this Agreement and shall be true in all material respects, except for representations and warranties that contain a materiality qualification, which shall be true in all respects, as of the Closing Date with the same effect as though made on and as of that date (except to the extent that any representation or warranty is affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement, or otherwise consented to in writing by the Vendor);

(b)	Purchaser’s Obligations. The Purchaser shall have performed each of its obligations under this Agreement to the extent required to be performed on or before the Closing Date;

(c)	Adverse Proceedings. No action or proceeding shall be pending or threatened which could reasonably be expected to enjoin, impair or prohibit the completion of the Purchase;

(d)
Concurrent Transactions.  Concurrently with the completion of the Purchase, all conditions precedent to the transactions contemplated by the Arrangement Agreement and the Viemed Purchase Agreement shall have satisfied or waived by the applicable parties thereto;

(e)	Approvals, Consents, etc. All Regulatory Approvals and Consents shall have been received and shall be absolute or on terms reasonably acceptable to the Vendor; and

(f)	Authorized Capital. The Purchaser shall have increased its authorized share capital to 2,100.

SECTION 7 – GENERAL

7.1
Further Assurances. The Vendor and the Purchaser shall, from time to time, both before and after the Effective Time, execute and deliver or cause to be executed and delivered to the other such documents and further assurances as may, in the reasonable opinion of the other, be necessary or advisable to give effect to this Agreement.

7.2
Entire Agreement and Counterparts. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations and understandings. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement, and will become effective when counterparts, which together contain the signatures of each Party, will have been delivered to the Parties.

7.3	Time. Time shall be of the essence of this Agreement.

7.4
Assignment and Benefit. This Agreement shall not be assigned by either Party without the written consent of the other and shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

7.5
Governing Law. This Agreement including all exhibits and schedules and all documents or instruments delivered in connection herewith, and all disputes among the Parties under this Agreement will be governed by, and construed and enforced in accordance with and decided pursuant to, the laws of the State of Nevada, without regard to any jurisdiction's conflicts or choice of law provisions.

7.7
Notices. Unless otherwise specified, each notice to a Party must be given in writing and delivered personally or by courier, sent by prepaid registered mail or electronic transmission to the Party as follows:

If to the Vendor:

PHM Logistics Corporation
c/o McMilllan LLP
Brookfield Place, Suite 4400
181 Bay Street
Toronto, Ontario M5J 2T3

Attention: Roger Greene
Email: rsg@canparcap.com

If to the Purchaser (including to the Corporations):

Viemed, Inc.
202 N. Luke Street
Lafayette, Louisiana 70506

Attention: Casey Hoyt
Email: choyt@viemed.com

or to any other address, email or Person that the Party designates.  Any notice, if delivered personally or by courier, will be deemed to have been given when actually received, if by electronic transmission before 3:00 p.m. (Louisiana time) on a Business Day, will be deemed to have been given on that Business Day, and if by electronic transmission after 3:00 p.m. (Louisiana time) on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

7.8	Survival. Survival. The representations and warranties in this Agreement or in any document delivered hereunder shall survive the closing of the Purchase.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first above written.

PHM LOGISTICS CORPORATION

By:	/s/ Gregory J. Crawford
Name:	Gregory J. Crawford
Title:	Chief Operating Officer

VIEMED, INC.

By:	/s/ Casey Hoyt
Name:	Casey Hoyt
Title:	CEO